NOTIFICATION OF THE REMOVAL FROM LISTING
AND REGISTRATION OF THE STATED SECURITIES

The null hereby notifies the SEC of its
intention to remove the entire class
 of the stated securities from
listing and registration on the Exchange at the opening of business on July 5, 2013, pursuant
o the provisions of Rule 12d2-2 (a).

[ X ] 17 CFR 240.12d2-2(a)(3) That on
June 21, 2013 the instruments
representing the securities comprising
the entire class of this security came
to evidence, by operation of law or
otherwise, other securities in
substitution therefore and represent
no other right except, if such be the fact, the right to receive an immediate cash payment.

The merger between Southern Connecticut Bancorp, Inc.
and Liberty Bank became effective on
June 21, 2013 Southern Connecticut Bancorp, Inc.
was converted into $3.76 in cash per share.

The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 24, 2013.